UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DAILY JOURNAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Daily Journal Corporation Files Definitive Proxy Materials and Mails Letter to Shareholders

Highlights the Board has Overseen Record Revenue at Journal Technologies, Sound Capital Allocation and a Sustained Focus on Long-Term Value Creation

Reminds Shareholders That Buxton Helmsley, Which Previously Tried to Extract Consulting Payments as Part of a Self-Serving Scheme, Continues Waging a Reckless Campaign That Could Undermine the Company’s Positive Momentum

Urges Shareholders to Vote “FOR” All of the Company’s Highly Qualified Directors on the Company’s White Proxy Card

Los Angeles, January 21, 2026 (GLOBE NEWSWIRE) – Daily Journal Corporation (Nasdaq: DJCO) (the “Company” or “we”) today announced that it has filed its definitive proxy materials with the Securities and Exchange Commission in connection with its 2026 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on February 24, 2026. Shareholders of record as of the close of business on December 16, 2025 will be entitled to vote at the Annual Meeting.

In conjunction with the definitive proxy filing, the Company has mailed a letter to shareholders from CEO and Chairman of the Board of Directors (the “Board”) Steven Myhill-Jones. Highlights from the letter include:

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The Company’s strategy is producing strong financial results. In fiscal year 2025, our Journal Technologies business delivered record revenue driven by strong growth in consulting, e-filing and other public service fees, and recurring license and maintenance revenues. Journal Technologies remains focused on modernizing the platform and optimizing implementation performance to grow its installed customer base and recurring revenue. Our Traditional Publishing business succeeded in growing its revenue and managing the costs it directly controls. Looking ahead, the Traditional Publishing business aims to maximize remaining possibilities by providing value to an evolving subscriber base and managing costs with discipline, including via the use of new technologies like AI to streamline routine workflows. Our Board and management team believe the Company is well-positioned to grow our recurring revenues and create sustained value for shareholders.

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The Company maintains the core capital allocation approach of our long-time former Chairman, Charles T. Munger. Thanks almost entirely to Mr. Munger’s prudent decisions, the Company today possesses a strong balance sheet, anchored by a concentrated portfolio of marketable securities that has grown to approximately $493 million as of September 30, 2025. We intend to steadily pay down our moderate leverage and be selective on any larger use of capital. Our strong financial position enables us to continue to invest in our products, people and customers, while simultaneously tracking potential strategic investment and acquisition opportunities that would be accretive to the business.

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Our positive momentum and long-term strategy would be undermined if Buxton Helmsley USA, Inc.’s (“BuHeUI”) self-interested campaign to take control of the Board succeeds. Put simply, BuHeUI’s interests are at odds with those of the Company’s long-term shareholders, employees and customers. Prior to its attempt to replace a majority of the Board, BuHeUI sought to negotiate a lucrative consulting contract for itself based on an erroneous understanding of accounting rules. When that attempt failed, BuHeUI threatened the Company’s directors and officers with retaliatory actions if they did not agree to cooperate with BuHeUI’s scheme. And when that didn’t work, BuHeUI became the registered holder of one share of the Company’s stock after the record date for the Annual Meeting and attempted to nominate director candidates to take over the Board despite articulating no forward-looking strategy for the Company. For these reasons, amongst many others, we urge you to discard and reject any materials received from BuHeUI.

The Company’s definitive proxy materials and other information regarding the Annual Meeting can be found at ir.dailyjournal.com.

The full text of the letter being mailed to shareholders follows:

Dear Daily Journal Shareholders,

Fiscal 2025 was a strong year for the Company. I’m proud of the dedicated efforts of our entire team, who delivered record revenue by modernizing our pricing and other key aspects of our operations. We are seeing continued positive momentum at Journal Technologies, and are coupling cost discipline with systems optimization at our Traditional Publishing Business. Of course, thanks to the foresight and wisdom of our long-time Chairman, Charles T. Munger, both operating businesses are supported by a $493 million portfolio of high-quality securities that gives us the ability to compete for bigger projects and invest excess cash in our people and our products, where sensible. We’re not done with our building and modernization efforts – but we’ve been making great progress.

Our Annual Meeting on February 24, 2026

I strongly recommend that you vote using the Company’s white proxy card to re-elect the Company’s full slate of directors and approve our proposals at the 2026 Annual Meeting of Shareholders. Your support is particularly important this year because Buxton Helmsley, Inc. (“BuHeUI”)—evidently the registered holder of one share of the Company’s stock—is seeking to take control of your Board of Directors. BuHeUI’s approach began as transparently self-interested with its CEO, Alexander Erwin Parker, making a demand for payment in exchange for suggesting an inappropriate way to inflate earnings through accounting changes. When that didn’t work, he shifted to personal attacks, threats of reputational ruin and a fixation on immaterial disclosure matters with no economic or operational significance. He has yet to articulate any sort of platform or alternative plans for the Company, and instead seems focused on his personal grievances. By contrast, current management and the Board (most all of whom were selected by Charlie based upon his confidence in their judgment and integrity) are continuing to execute on our long-term strategy towards creating compounding value for all shareholders. The best way for you to rebuke BuHeUI's bad behavior and support our existing strategy is by voting for the Company's full slate of directors without delay.

Our Journal Technologies Business

Eighty percent of our operating revenue now comes from Journal Technologies, which provides case management, e-filing, and related solutions to courts and related justice agencies in the United States, Canada and Australia. In fiscal year 2025, Journal Technologies’ revenues grew to approximately $70 million, from $53.1 million in fiscal 2024—an increase of roughly 32%. Within that:

■	Licensing and maintenance revenues increased about 12%, to $31.7 million;
■	Consulting and implementation revenues increased roughly 51%, to $22.7 million; and
■	Other public service fees, including e-filing fees, increased about 59%, to $15.5 million.

Operating expenses increased by about 12%, to $56.9 million, as we continued to invest in product, implementation capacity, and customer support. After these expenses, Journal Technologies generated pre-tax income of approximately $13.1 million, up from $2.5 million in fiscal 2024. These results were driven in part by two notable factors that provided a meaningful boost to both revenue and profit (one temporary, one sustainable).

First, a significant aspect of the increased net income for fiscal 2025 was due to our shift to milestone-based payments on our newer installation contracts—whereby we receive payment and recognize revenue along the way as the project progresses. However, while milestone-based payment projects are our new normal, we still have older contracts (some sizable) where we won’t receive payment or recognize revenue until final project go-live and customer acceptance. In fiscal 2025, we had some large older projects go-live and we recognized several years of delivered services revenue all at once. In other words, some of our fiscal 2025 performance is more the result of timing than specific, enduring improvements to our business model or margins. This should normalize over time as we convert as many of our contracts as possible to the milestone model.

Second, the other notable contributor to increased fiscal 2025 profits was growth in e-filing revenue, including a long overdue increase in certain California e-filing fees from $1.95 to $3.50 per filing. Though this revenue stream is always subject to variability depending upon transaction volumes, it is expected to be an enduring source of improved margins.

My favorite type of revenue remains the relatively predictable recurring license fees that customers pay to use our software, which grew by about 12% in 2025. Growing this recurring base, and keeping churn low by delivering reliable, well-supported products, remains central to our strategy.

We are continuing to invest in our technology and the people and processes that build it. On the product side, we continue to 1) enhance and modernize our core framework so it remains competitive and efficient to implement, without compromising the flexibility that is a hallmark of our offerings, 2) address technical debt and optimize implementation approaches, 3) improve the user experience, documentation, and upgrade paths; and 4) incorporate sensible uses of AI to reduce friction and improve outcomes for courts and justice agencies. The benefits of these investments will take time, and we continue to expect near-term negative impacts on future results. However, we believe they are necessary for our future and will eventually yield good – if uneven – returns on invested capital. It also seems unlikely that we can go wrong with a strategy based on building better products, delivering consistently for customers, strengthening our internal systems, and making Journal Technologies a compelling long-term workplace.

What continues to excite us about the courts and justice agency sector is the unique blue ocean opportunity for an organization like ours to stand out and win over customers. As I’ve stated before, although it is a competitive space, in my estimation there isn’t any one company that appears to be knocking it out of the park right now in terms of delighting customers. If we elevate customer expectations by effectively executing the best practices of modern software companies, we can stand out and potentially capture the lead. This will remain our north star goal in this segment.

Our Traditional Publishing Business

About twenty percent of operating revenues in fiscal 2025 came from our traditional business of publishing newspapers and offering related services. Revenues increased to about $17.9 million, up roughly 6% from the prior year, driven mainly by higher advertising revenues. Circulation revenue declined modestly in dollar terms, largely attributable to long-term headwinds associated with a difficult media environment. On a reported basis, the traditional business showed a small pre-tax loss of approximately $0.5 million in fiscal 2025, compared to a modest profit in fiscal 2024. But that swing is not a story of operational deterioration. The traditional business did incur higher costs for merchant fees, display commissions and planned promotional spending tied to its higher revenue, but much of the difference was the result of increased non-operational parent company costs in fiscal 2025.

Setting aside higher corporate costs, the traditional publishing business is doing remarkably well and generally met its 2025 plan: growing revenue and managing the costs it can control. Nonetheless, the strategic reality remains unchanged. Rather than making new material investments, our focus is on maximizing remaining possibilities for the existing business by working to provide value to an evolving subscriber base and managing costs with discipline, including via the use of new technologies like AI.

Our Portfolio of Marketable Securities

Thanks entirely to the wise capital allocation philosophy of Mr. Munger, the Company holds a concentrated portfolio of marketable securities that has grown steadily over the years, and is now largely responsible for our strong balance sheet. As of September 30, 2025, the value of our marketable securities was approximately $493.0 million, compared to $358.7 million a year earlier. We recorded net realized and unrealized gains on these securities of about $134.3 million in fiscal 2025, compared to $96.1 million in fiscal 2024.

We are not an investment company, nor a mini version of Berkshire Hathaway. Although some adjustments may be warranted over time in response to a changing world, we do not envision significant changes to the portfolio upcoming, which Charlie designed and intended to be held over the long-term. The primary purpose of this capital is to support the Company’s operating businesses, particularly Journal Technologies.

We did not buy or sell any marketable securities during fiscal 2025, whereas in March 2024 we opted to sell approximately $40,500,000 of the portfolio to reduce our margin loan. Still, we continued to reduce our margin borrowings using available cash in fiscal 2025. At year-end, the margin balance was $22.0 million, down from $27.5 million at the end of fiscal 2024 and well below prior levels. Reducing this leverage lowers risk and interest expense.

Operations in 2026 and Beyond

In 2026 and beyond, our strategy at Journal Technologies is to build on our recent success by:

●	Growing the installed base and recurring revenue;
●	Improving implementation performance; and
●	Continuing to modernize the platform and our internal systems.

For the Traditional Publishing Business, our operating priorities are based on a realistic view of the long-term challenges facing newspapers and publishing in general. We intend to:

●	Maximize our remaining economic value;
●	Manage costs carefully; and
●	Serve customers and employees responsibly.

In terms of capital allocation and the Company’s portfolio of marketable securities, we aim to:

●	Steadily pay down our moderate leverage;
●	Stay patient; and
●	Be selective on any larger use of capital.

We are not in a hurry to spend. We continue to track potential investment and acquisition opportunities in our space. Some could make sense strategically, but acquisitions are easy to do badly and poorly chosen or poorly integrated deals can destroy more value than they create. Our approach is to build the integration capacity to handle a meaningful transaction while remaining disciplined about evaluating price, fit and complexity. We intend to move only when we are confident we can execute the post-transaction work without undermining the existing businesses. Until then, our default remains to invest primarily in our own products, people and customers.

Governance and Internal Controls

The Board has been – and remains – focused on strengthening the Company’s internal controls over financial reporting, so that our finance and governance foundation matches the scale and complexity of our growing business. To address previously identified material weaknesses in our internal controls, the Board initiated remediation work in 2023 that is now nearly complete. Under the leadership of the Audit Committee, the Company tackled these weaknesses extensively in 2025, fully remediating a prior weakness related to insufficient accounting resources, and making significant progress in remediating the remaining two, which relate to segregation of duties and revenue review controls. The Company is confident in its ability to achieve full remediation of the remaining material weaknesses this year.

Help Preserve the Company’s Strategic Focus on Sustained Value Creation

I firmly believe that our operating and strategic priorities represent a compelling formula for sustained value creation. However, as I previously noted, a short-term and self-interested agitator is attempting to undermine the Company’s momentum. BuHeUI and Mr. Parker first sought to enrich themselves through a scheme to offer their “consulting services” based on an erroneous understanding of accounting rules. When the Company refused, BuHeUI and Mr. Parker started referring the Company and its auditor to the Securities and Exchange Commission based on nothing at all, and then began threatening directors and officers of the Company with retaliatory actions (such as disciplinary referrals to professional organizations) if they did not agree to co-operate with their scheme. And when that didn’t work, BuHeUI and Mr. Parker became the registered owner of one share of the Company’s stock after the record date for the Annual Meeting, and attempted to nominate a slate of director candidates to take over the Company’s Board without any sort of plan.

We urge you to ignore any materials received from Buxton Helmsley and instead vote FOR the re-election of the Company’s current directors.

In closing, we’re hosting our Annual Meeting on February 24, 2026 at our offices in Los Angeles, California. While this year may be unlike others, it is my hope we’ll be able to conduct necessary business and dispense with potential distractions so the Company can provide a business update and answer your questions pertaining to the agenda. I will be joined by my fellow directors and supported by members of our senior leadership team. They are an impressive group, and I am confident you will find their experience and focus on creating value for all shareholders to be an inspiring contrast to the modus operandi of BuHeUI and Mr. Parker.

Yours truly,

Steven Myhill-Jones

Chairman & CEO

***

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release are “forward-looking” statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “should,” “believes,” “will,” “plans,” “estimates,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents we file with the SEC.

Additional Information and Where to Find It

On January 21, 2026, the Company filed with the SEC a definitive proxy statement on Schedule 14A and accompanying WHITE proxy card with respect to its solicitation of proxies for the 2026 Annual Meeting of Stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Stockholders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at ir.dailyjournal.com.

Participants

The Company, along with its directors, officers and certain employees, will be participants in the solicitation of proxies with respect to the 2026 Annual Meeting of Stockholders. Information about the Company’s executive officers and directors and their holdings of Company stock is located in the Company’s definitive proxy statement for the 2026 Annual Meeting of Stockholders, filed with the SEC on January 21, 2026. These documents are or will be available free of charge at www.sec.gov and at ir.dailyjournal.com.

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Company Contact: Jessica Marshall (778) 716-6706

Investors Contact: Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Lisa Patel: (212) 297-0720

Shareholders, please call Toll-Free: (844) 343-2621

info@okapipartners.com

Media Contact: Longacre Square Partners

DJCO@longacresquare.com